UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — July 16, 2013

ASSURED GUARANTY LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 7.01    Regulation FD Disclosure

On July 22, 2013, Assured Guaranty Ltd. (“Assured Guaranty”) made available in the Investor Information section of its website a presentation entitled “Introducing Municipal Assurance Corp.” The presentation can be obtained at the following link: assuredguaranty.com/presentations.

Item 8.01    Other Events

On July 16, 2013, subsidiaries of Assured Guaranty completed a series of transactions that resulted in the capitalization of its subsidiary, Municipal Assurance Corp. (“MAC”), a New York domiciled financial guaranty insurer, with approximately $800 million.

As part of the capitalization plan, Assured Guaranty Municipal Corp. (“AGM”) and Assured Guaranty Corp. (“AGC”), both subsidiaries of Assured Guaranty, contributed $700 million, consisting of all of MAC's outstanding common stock, cash and marketable securities, to  Municipal Assurance Holdings Inc. (“MAC Holdings”), a company newly formed to own 100% of MAC's outstanding common stock.  AGM and AGC own approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively.
Thereafter, MAC was capitalized as follows:

•	MAC Holdings contributed cash and/or marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million.

•	MAC Holdings purchased a surplus note issued by MAC in the principal amount of $300 million. The surplus note has no final maturity date and a 0% interest rate.

•	AGM purchased a surplus note issued by MAC in the principal amount of $100 million. The surplus note has a term of 20 years and a 5% interest rate compounded annually.

Following MAC’s capitalization, AGM and AGC each ceded a portfolio of policies in respect of investment grade U.S. municipal bonds to MAC. In connection with the reinsurance cession, AGM and AGC paid MAC approximately $463 million and $246 million, respectively, representing statutory unearned premium with no ceding commission. The comparable numbers on the basis of U.S. generally accepted accounting principles are approximately $468 million and $249 million for AGM and AGC, respectively.

MAC is currently licensed in 37 U.S. states and the District of Columbia. Assured Guaranty intends for MAC to insure only select categories of U.S. municipal bonds. MAC is currently authorized to issue primary and secondary market policies in 30 of the 38 jurisdictions in which it is licensed and, in certain cases, to offer secondary market policies covering eligible bonds of issuers in other U.S. jurisdictions. It expects to receive formal regulatory approval to begin writing business in the other 8 states where it is licensed. In addition, MAC intends to pursue licenses in the remaining states through the expedited approval process offered by the National Association of Insurance Commissioners’ Review of Electronic Application Coordination and Processing (REACAP) Program.

On July 17, 2013, Standard & Poor's Ratings Services assigned a financial strength rating of AA- (stable outlook) to MAC.

On July 22, 2013, Kroll Bond Rating Agency assigned a financial strength rating of AA+ (stable outlook) to MAC.

In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, Assured Guaranty (Europe) Ltd. (together, the "AGM Group") were notified that the New York Department of Financial Services (the “NY DFS”) does not object to the AGM Group reassuming contingency reserves that they had ceded to their affiliate Assured Guaranty Re Ltd. (“AG Re”) and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NY DFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NY DFS.

At the same time, AGC was notified that the Maryland Insurance Administration (the “MIA”) does not object to AGC reassuming contingency reserves that it had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•	AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after the Closing Date.

•	AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the MIA and the NY DFS.

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NY DFS.

The AGM Group and AGC expect to reassume in the third quarter of 2013, respectively, 33% of the NY Contingency Reserve Base (approximately $82 million) and 33% of the MD Contingency Reserve Base (approximately $88 million).  The reassumption of the contingency reserves by the AGM Group and AGC have the effect of increasing their contingency reserves by the amount reassumed and decreasing their policyholders' surpluses by the same amount; there would be no impact on the statutory or rating agency capital of the AGM Group or AGC.  The reassumption of contingency reserves by AGM and AGC permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group and AGC.  It is estimated that the release of assets from the trust accounts as a result of the reassumptions, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values, will be approximately $140 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By: /s/ James M. Michener_____ James M. Michener General Counsel

DATE: July 22, 2013